Exhibit 99.1

Ingles Markets, Incorporated Reports Results for Fourth Quarter and Fiscal Year 2020

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 8, 2020--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported increased sales and net income for the three and twelve months ended September 26, 2020.

The coronavirus (COVID-19) pandemic was declared a national emergency on March 13, 2020. The pandemic has had a significant impact on the Company’s operations since then. At this time the Company cannot predict the impact of the pandemic on future periods.

Robert P. Ingle II, Chairman of the Board, stated, “We take seriously the safety of our customers and associates and continue to do our best to provide them a safe and clean environment.”

Fourth Quarter Results

Net sales totaled $1.20 billion for the quarter ended September 26, 2020, an increase of 11.3% compared with $1.08 billion for the quarter ended September 28, 2019.

Gross profit for the fourth quarter of fiscal 2020 totaled $324.5 million, or 27.1% of sales. Gross profit for the fourth quarter of fiscal 2019 was $260.3 million, or 24.2% of sales.

Operating and administrative expenses for the September 2020 quarter totaled $236.8 million compared with $222.2 million for the September 2019 quarter. Most of the increase was due to higher personnel costs incurred to support additional safety measures related to the pandemic, including a third appreciation bonus payment to full and part-time associates.

Interest expense totaled $8.7 million for the fourth quarter of fiscal 2020 compared with $11.6 million for the fourth quarter of fiscal 2019. Total debt at the end of fiscal 2020 was $605.5 million compared with $852.2 million at the end of fiscal 2019. The Company continues to reduce debt and has refinanced debt at lower rates over the past twelve months. During the fourth quarter of fiscal 2020, the Company incurred $3.4 million of debt extinguishment costs associated with $250 million of early repayment of debt.

Net income totaled $57.9 million for the September 2020 quarter compared with $20.9 million for the September 2019 quarter. Basic and diluted earnings per share for Class A Common Stock were $2.94 and $2.86, respectively, for the quarter ended September 26, 2020, compared with $1.07 and $1.04, respectively, for the quarter ended September 28, 2019. Basic and diluted earnings per share for Class B Common Stock were each $2.67 for the quarter ended September 26, 2020, and $0.97 for the quarter ended September 28, 2019.

Annual Results

Net sales totaled $4.61 billion for the fiscal year ended September 2020, an increase of 9.7% compared with $4.20 billion for the fiscal year ended September 2019.

Gross profit for the fiscal year ended September 26, 2020, totaled $1.20 billion, or 26.0% of sales. Gross profit for the fiscal year ended September 28, 2019 totaled $1.02 billion, or 24.3% of sales.

Operating and administrative expenses totaled $921.7 million for the fiscal year ended September 26, 2020, and $873.9 million for the fiscal year ended September 28, 2019.

Interest expense was $40.5 million for the fiscal year ended September 26, 2020, compared with $47.4 million for the fiscal year ended September 28, 2019. The results for the fiscal year ended September 26, 2020, include a $7.1 million loss on the early extinguishment of debt arising from the refinancing of certain fixed rate debt at a lower interest rate.

Net income totaled $178.6 million for the fiscal year ended September 26, 2020, compared with $81.6 million for the fiscal year ended September 28, 2019. Basic and diluted earnings per share for Class A Common Stock were $9.06 and $8.82, respectively, for the fiscal year ended September 26, 2020, compared with $4.14 and $4.03, respectively, for the fiscal year ended September 28, 2019. Basic and diluted earnings per share for Class B Common Stock were each $8.24 for the fiscal year ended September 26, 2020, compared with $3.76 of basic and diluted earnings per share for the fiscal year ended September 28, 2019.

Capital expenditures for the September 2020 fiscal year totaled $122.8 million compared with $161.8 million for the September 2019 fiscal year. Capital expenditures are focused on stores that opened this fiscal year as well as stores scheduled to open later.

The Company currently has $126.7 million available under its $175.0 million line of credit. The Company believes its financial resources, including the line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

Ingles continues to provide additional pandemic support to its communities, including increased donations to local food banks and purchases from local vendors.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2020 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Consolidated Statements of Income

	Quarter Ended		Year Ended
	Sept. 26,	Sept. 28,	Sept. 26,	Sept. 28,
	2020	2019	2020	2019

Net sales	$1,197,172	$1,076,091	$4,610,609	$4,202,034
Gross profit	324,454	260,348	1,198,252	1,022,000
Operating and administrative expenses	236,778	222,245	921,749	873,859
Gain from sale or disposal of assets	23	528	4,434	4,052
Income from operations	87,699	38,631	280,937	152,193
Other income, net	706	342	1,737	1,815
Interest expense	8,681	11,546	40,529	47,410
Loss on early extinguishment of debt	3,382	----	7,101	----
Income tax expense	18,473	6,509	56,443	25,018
Net income	$57,869	$20,918	$178,601	$81,580

Basic earnings per common share – Class A	$2.94	$1.07	$9.06	$4.14
Diluted earnings per common share – Class A	$2.86	$1.04	$8.82	$4.03
Basic earnings per common share – Class B	$2.67	$0.97	$8.24	$3.76
Diluted earnings per common share – Class B	$2.67	$0.97	$8.24	$3.76

Additional selected information:
Depreciation and amortization expense	$29,969	$28,927	$116,282	$112,520
Rent expense	$3,676	$2,950	$11,107	$12,351

Consolidated Balance Sheets

	Sept. 26,		Sept. 28,
	2020		2019
ASSETS
Cash and cash equivalents	$6,904		$42,125
Receivables-net	81,358		71,951
Inventories	366,824		374,129
Other current assets	15,100		8,898
Property and equipment-net	1,354,490		1,344,267
Other assets	74,623		25,958
TOTAL ASSETS	$1,899,299		$1,867,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$19,306		$12,600
Accounts payable, accrued expenses and
current portion of other long-term liabilities	304,507		234,979
Deferred income taxes	73,334		75,499
Long-term debt	586,198		839,638
Other long-term liabilities	96,623		41,889
Total Liabilities	1,079,968		1,204,605
Stockholders' equity	819,331		662,723
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,899,299		$1,867,328

Contacts

Ingles Markets, Inc.
Ron Freeman, Chief Financial Officer
rfreeman@ingles-markets.com
(828) 669-2941 (Ext. 223)